State of Delaware
                                                        Secretary of State
                                                     Division of Corporations
                                                   Delivered 01:19 PM 09/21/2005
                                                     FILED 01:19 PM 09/21/2005
                                                   SRV 050772459 - 3236865 FILE

                                STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              110 MEDIA GROUP, INC.

                          Pursuant to Delaware ss. 242

o First: That at a meeting of the Board of Directors of 110 Media Group, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and soliciting written consents of the stockholders of said corporation for consideration thereof.

The resolutions setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

"FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 110,000,000 shares of which 100,000,000 shall be shares of Common Stock, par value $.001 per share, and 10,000,000 shall be shares of Preferred Stock, par value $0.001 per share.

Simultaneously with the effective date of this Certificate of Amendment (the "Effective Date"), all shares of Common Stock issued and outstanding shall be and hereby are automatically combined and reclassified as follows:

      Each fifteen shares of Common Stock issued and outstanding shall be combined and reclassified (the "Reverse Stock Split") as one (1) share of Common Stock. Fractional shares of Common Stock will be rounded up to the nearest whole share.

The Corporation may issue one or more series of the Preferred Stock, each of which series may have such voting powers, full or limited, or no voting powers, such other powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereon, if any, as shall be stated and expressed in a resolution providing for the issuance of such series adopted by the Board of Directors. The authority of the Board of Directors with respect to each series of the Preferred Stock shall include but not be limited to, determination of the following:

      A. The number of shares of Preferred Stock of any series issued and the distinctive designation of the shares of such series of stock, if any;

      B. The dividend rate on the shares of any series of Preferred Stock, whether dividends shall be cumulative, and if so, from which date or dates, and whether they shall be payable in preference to, or in another relation to, the dividends payable on any other shares of stock.

      C. Whether any series of shares of Preferred Stock shall have conversion or exchange privileges, and if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

      D. Whether or not any series of shares of Preferred Stock shall be redeemable, and if so, the terms and conditions of such redemption, including the manner of selecting shares of Preferred Stock for redemption if less than all shares of a series are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share of stock payable in case of redemption, which amount may vary under different conditions and at different redemption dates.

      E. Whether any series of shares of Preferred Stock shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of the shares of stock, and if so, the terms and amounts of such sinking funds.

      F. The rights of any series of shares of Preferred Stock to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares of stock (including additional shares of stock of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of stock of the Corporation.

      G. The rights of any series of shares of Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes or series of shares of stock; and

      Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of any series of shares of Preferred Stock."

o Second: That thereafter, pursuant to resolution of its Board of Directors, signed written consents were received in accordance with Section 228 of the General Corporation Law of the State of Delaware representing the necessary number of shares as required by statute were voted in favor of the amendment.

o Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

o Fourth: The effective date of said amendment shall be October 4, 2005

                                                110 MEDIA GROUP, INC.


                                                By: /s/ Darren Cioffi
                                                    ----------------------------
                                                    Darren Cioffi, Chairman